EXHIBIT 2(a)

                      INVESTMENT AGREEMENT

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                                                   Execution Copy
                                                         09/07/95

                                                        EXHIBIT B

                      INVESTMENT AGREEMENT

     THIS AGREEMENT dated as of September 7, 1995, between
HARLEYSVILLE NATIONAL CORPORATION ("HNC") and FARMERS & MERCHANTS
BANK (HONESDALE, PA.) ("FMB"),

                           WITNESSETH:

     WHEREAS, HNC and FMB have, simultaneously with executing this Agreement, entered into an Agreement and Plan of Reorganization dated as of the date hereof (the "Plan"); and

     WHEREAS, as a condition to HNC's entry into the Plan and in consideration of such entry, FMB has agreed to issue to HNC, on the terms and conditions set forth herein, warrants entitling HNC to purchase up to an aggregate of 140,900 shares (the "Shares") of FMB's common stock, par value $2.00 per share ("FMB Common Stock");

     NOW, THEREFORE, in consideration of the execution of the Plan and the agreements herein contained, HNC and FMB, intending to be legally bound hereby, agree as follows:

     1. Concurrently with the execution of the Plan and this Agreement, FMB shall issue to HNC a warrant or warrants in the form of Attachment A hereto (the "Warrant", which term as used herein shall include any warrants issued upon transfer or exchange of the original Warrant or pursuant to Paragraph 4 of this Agreement) to purchase up to 140,900 shares of FMB Common Stock. Each Warrant shall be exercisable at a price per share of $17.00, subject to adjustment as therein provided (the "Exercise Price"). So long as the Warrant is outstanding and unexercised, FMB shall at all times maintain and reserve, free from preemptive rights, such number of authorized but unissued or treasury shares of FMB Common Stock as may be necessary so that the Warrant may be exercised without additional authorization of FMB Common Stock after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of FMB Common Stock at the time outstanding. FMB represents and warrants that it has duly authorized the issuance of the Shares upon exercise of the Warrant and covenants that the Shares issued upon exercise of the Warrant shall be duly authorized, validly issued and fully paid and nonassessable and subject to no preemptive rights. The Warrant and the Shares are hereinafter collectively referred to, from time to time, as the "Securities".

     So long as the Warrant is owned by HNC, in no event shall HNC exercise the Warrant for a number of shares of FMB Common Stock which, when added to the number of shares of FMB Common Stock owned or controlled by HNC (otherwise than in a fiduciary capacity) would result in HNC owning or controlling (otherwise than in a fiduciary capacity) more than 19.9 percent of the shares of FMB Common Stock issued and outstanding immediately after giving effect to such exercise.

                             B - 1

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     2.     Subject to the terms and conditions hereof, HNC may
exercise or sell the Warrant, in whole or in part, upon: (i) a willful breach of the Plan by FMB which would permit termination of the Plan by HNC; (ii) the failure of FMB's shareholders to approve the Plan at a meeting called for such purpose after the announcement by any person (other than HNC) of an offer or proposal to acquire 15 percent or more of FMB Common Stock, or to acquire, merge or consolidate with FMB or to purchase or acquire all or substantially all of FMB's assets; (iii) the acquisition by any person (other than HNC) of beneficial ownership of 15 percent or more of FMB Common Stock exclusive of shares of FMB Common Stock sold directly or indirectly to such person by HNC; (iv) any person (other than HNC) shall have commenced a tender or exchange offer, or shall have filed an application with an appropriate bank regulatory authority with respect to a publicly announced offer, to purchase or acquire securities of FMB such that, upon consummation of such offer, such person would own, control or have the right to acquire 15 percent or more of FMB Common Stock (before giving effect to any exercise of the Warrant); or (v) FMB shall have entered into an agreement or other understanding with a person (other than HNC) for such person to acquire, merge or consolidate with FMB or to purchase or acquire all or substantially all of FMB's assets. HNC's right to exercise the Warrant shall terminate and be of no further effect, except as to notices of exercise given prior thereto, upon termination of the Warrant as provided in Paragraph 10 thereof. As used in this Paragraph 2, "person" and "beneficial ownership" shall have the same meanings as in the Warrant. Notwithstanding the foregoing, FMB shall not be obligated to issue Shares upon exercise of the Warrant (i) in the absence of any required governmental or regulatory approval or consent necessary for FMB to issue the Shares or for HNC to exercise the Warrant or prior to the expiration or termination of any waiting period required by law or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Shares. Any sale of the Warrant, in whole or in part, or any of the Shares by HNC, other than a sale to a majority-owned subsidiary of HNC, shall be subject to the right of first refusal of FMB (or any assignee or assignees of FMB the identity of whom or which prior to the date thereof has been given to HNC) at a price equal to the written offer price which HNC receives from a third party (other than a majority-owned subsidiary of HNC) and intends to accept. The right of first refusal shall terminate 15 days after notice of HNC's intention to sell has been delivered to FMB. If an offer is made for a consideration which in whole or in part consists of other than cash, the value of the non-cash portion of the consideration shall be determined by a recognized investment banking firm selected jointly by HNC and FMB, and such determination shall in no event be made later than the fifth day after notice of HNC's intention to sell has been delivered to FMB. In the event of the failure or refusal of FMB to purchase the Warrant or all the Shares covered by HNC's notice to sell, HNC may, within 30 days from the date of such notice, unless additional time is needed to give notification to or to obtain approval from any governmental or regulatory authority and, if so required, within five days after the date on which the required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period with respect thereto has passed, sell all, but not less than all, of the portion of the Warrant or such Shares covered by such notice to such proposed transferee at no less than the price specified and on terms no more favorable to the buyer than those set forth in the notice.

                             B - 2

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                                                   Execution Copy
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     3.     Subject to applicable regulatory restrictions, from and
after the date on which any event described in the second paragraph of this Paragraph 3 occurs, the Holder as defined in the Warrant (which shall include a former Holder) who has exercised the Warrant in whole or in part shall have the right to require FMB to redeem some or all of the Shares at a redemption price per share (the "Redemption Price") equal to the highest of (i) 110 percent of the Exercise Price, (ii) the highest price paid or agreed to be paid for any share of FMB Common Stock by an Acquiring Person (as defined in the Warrant) during the twelve months immediately preceding the date notice of the election to require redemption is given by the Holder under the third paragraph of this Paragraph 3 (as appropriately adjusted to reflect any of the events described in Paragraph 7(A) of the Warrant) and (iii) in the event of a sale of all or substantially all of FMB's assets, (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of FMB as determined by a recognized investment banking firm selected by such Holder, divided by (y) the number of shares of FMB Common Stock then outstanding. If the price paid consists in whole or in part of the securities or assets other than cash, the value of such securities or assets shall be their then current market value as determined by a recognized investment banking firm selected by the Holder. The Holder's right to require FMB to redeem some or all of the Shares under this Paragraph 3 shall expire on the close of business on the 180th day following the occurrence of any event described in the second paragraph of this Paragraph 3.

     The redemption rights provided in this Paragraph 3 shall become exercisable upon the occurrence of any of the following events: (i) the acquisition by any person (other than HNC or any subsidiary of HNC) of beneficial ownership of 50 percent or more of the FMB Common Stock (before giving effect to any exercise of the Warrant) exclusive of shares of FMB Common Stock sold directly or indirectly to such person by HNC or (ii) a transaction of the type specified in Paragraph 2(v) shall have been consummated. As used in this Paragraph 3 "person" and "beneficial ownership" shall have the same meanings as in the Warrant.

     The Holder may exercise its right to require FMB to redeem some or all of the Shares pursuant to this Paragraph 3 by surrendering for such purpose to FMB, at its principal office within the time period specified in the preceding paragraph, a certificate or certificates representing the number of Shares to be redeemed accompanied by a written notice stating that it elects to require FMB to redeem all or a specified number of such Shares in accordance with the provisions of this Paragraph 3. As promptly as practicable, and in any event within ten business days after the surrender of such certificates and the receipt of such notice relating thereto, FMB shall deliver or cause to be delivered to the Holder the applicable Redemption Price for the Shares which it is not then prohibited under applicable law or regulation from redeeming, and, if the Holder has given FMB notice that less than the full number of Shares evidenced by the surrendered certificate or certificates are to be redeemed, a new certificate or certificates, of like tenor, for the number of Shares evidenced by such surrendered certificate or certificates, less the number of Shares redeemed. To the extent that FMB is prohibited under applicable law or regulation, or by judicial or administrative action, from redeeming all of the Shares as to which the Holder has given notice to redeem hereunder, FMB shall immediately notify the

                             B - 3

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Holder and thereafter deliver or cause to be delivered to the
Holder the applicable Redemption Price for such number of the Shares as it is not prohibited from redeeming within ten business days after the date on which FMB is no longer so prohibited; provided, however, that at the option of HNC, at any time after receipt of such notice from FMB, FMB shall deliver to the Holder a certificate for such number of the Shares as it is then prohibited from redeeming, or, at the Holder's option, all the Shares, and FMB shall have no further obligation to redeem such Shares.

     4. In the event that FMB issues any additional Shares of FMB Common Stock pursuant to outstanding stock options after the date of this Agreement, FMB shall issue additional warrants to HNC, such that, after such issuance, the number of Shares of FMB Common Stock subject to all warrants hereunder, together with any shares of FMB Common Stock previously issued pursuant hereto, equals 19.9 percent of the shares of FMB Common Stock then issued and outstanding. Such additional warrants shall be identical to the Warrant.

     5.     FMB will not enter into any transaction described in
(a), (b) or (c) of Paragraph 6(A) of the Warrant unless the Acquiring Bank (as defined in the Warrant) assumes in writing, in form and substance satisfactory to the Holder, all the obligations of FMB hereunder.

     6. If HNC acquires Shares and, during the period ending on the later of (i) one year after the date of such acquisition or
(ii) July 1, 1997 the merger contemplated by the Plan has not been completed, then, during the thirty-day period commencing at the expiration of such period, FMB shall have the right to repurchase all (but not less than all) of such Shares of FMB Common Stock so acquired by HNC and held by HNC at the time of such repurchase at a price equal to the sum of (a)(i) the greater of the current market price or the Exercise Price paid for such Shares, multiplied by (ii) the number of such Shares so acquired, plus (b) HNC's after-tax carrying cost. For the purposes of this calculation, the "current market price" shall mean the average of the closing bid and asked prices for FMB Common Stock for the most recent 5 trading days immediately preceding the repurchase on which one or more trades of FMB Common Stock occurred, as quoted by one or more market makers then making a market in FMB Common Stock, and HNC's pre-tax carrying cost shall be equal to interest on the Exercise Price paid for such Shares so purchased from the date of purchase at the prime rate of interest established by Mellon Bank, received on such Shares so purchased.

     7. To the extent that HNC acquires Shares, and until FMB's rights (if any) to redeem such Shares pursuant to Paragraph 6 of this Agreement have expired, HNC agrees to vote such Shares in accordance with the recommendation of the Board of Directors of FMB so long as at least a majority of such Board of Directors is the same as on the date hereof, except as to voting in connection with mergers, acquisitions, liquidations or sales or other dispositions of assets involving FMB, in which instance no such restrictions shall apply, provided, however, that the covenant contained in this Paragraph 7 shall not apply to any holder other than HNC or one of its subsidiaries.

                             B - 4

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     8.     Without limiting the foregoing or any remedies
available to HNC, it is specifically acknowledged that HNC would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any person subject to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

[BANK SEAL]

ATTEST:                            FARMERS & MERCHANTS BANK
                                   (HONESDALE, PA.)


By: /s/ Charles P. McGinnis        By: /s/ Richard J. Shershenovich
    __________________________         ____________________________
    Charles P. McGinnis                Richard J. Shershenovich
     Corporate Secretary                President

[CORPORATE SEAL]

ATTEST:                            HARLEYSVILLE NATIONAL
                                   CORPORATION


By: /s/ Jo Ann M. Bynon            By: /s/ Walter E. Daller, Jr.
    __________________________         ____________________________
    Jo Ann M. Bynon, Assistant         Walter E. Daller, Jr.
     Secretary of the Board             President and CEO

                             B - 5

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                                                   Execution Copy
                                                         09/07/95

                                                     ATTACHMENT A

                             WARRANT

               to Purchase up to 140,900 Shares of
                          Common Stock
                               of
            Farmers & Merchants Bank (Honesdale, Pa.)

     This is to certify that, for value received, HARLEYSVILLE NATIONAL CORPORATION ("HNC") or any permitted transferee (HNC or such transferee hereinafter the "Holder") is entitled to purchase, subject to the provisions of this Warrant and of the Agreement (as hereinafter defined), from FARMERS & MERCHANTS BANK (HONESDALE, PA.) (the "FMB"), at any time on or after the date hereof, an aggregate of up to 140,900 fully paid and nonassessable shares of common stock, par value $2.00 per share ("FMB Common Stock") of FMB at a price per share equal to $17.00, subject to adjustment as herein provided (the "Exercise Price").

     1. Exercise of Warrant. Subject to the provisions hereof and the limitations set forth in Paragraph 2 of an Investment Agreement dated as of September 7, 1995, by and between HNC and FMB (the "Agreement") executed and delivered in connection with an Agreement and Plan of Reorganization dated as of September 7, 1995, between HNC and FMB (the "Plan"), this Warrant may be exercised at any time or from time to time on or after the date hereof. This Warrant shall be exercised by presentation and surrender hereof to FMB at its principal office, accompanied by (i) a written notice of exercise, (ii) payment to FMB, for the account of FMB, of the Exercise Price for the number of shares of FMB Common Stock specified in such notice and (iii) a certificate of the Holder specifying the event or events which have occurred which entitle the Holder to exercise the Warrant. The Exercise Price for the number of shares of FMB Common Stock specified in the notice shall be payable in immediately available funds. This Warrant may not be exercised in part for less than 10,000 shares, except (i) for an initial exercise resulting in ownership of approximately 5 percent of the outstanding shares of FMB Common Stock after giving effect to the exercise, (ii) as limited by applicable law, regulation or regulatory order or (iii) when this Warrant becomes exercisable for less than 10,000 shares, the remaining shares for which it is then exercisable.

     Upon such presentation and surrender, FMB shall issue promptly (and within five business days if requested by the Holder) to the Holder or its assignee, transferee or designee the shares of FMB
Common Stock to which the Holder is entitled hereunder.

     If this Warrant should be exercised in part only, FMB shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares of FMB Common Stock purchasable hereunder. Upon receipt by FMB of this Warrant, in proper form for exercise, the Holder

                           B - (A)1

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                                                   Execution Copy
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shall be deemed to be the holder of record of the shares of FMB
Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of FMB may then be closed or that certificates representing such shares of FMB Common Stock shall not then be actually delivered to the Holder. FMB shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issue and delivery of stock certificates pursuant to this Paragraph 1 in the name of the Holder or its assignee, transferee or designee.

     2. Reservation of Shares; Preservation of Rights of Holder. FMB shall at all times while this Warrant is outstanding and unexercised maintain and reserve, free from preemptive rights, such number of authorized but unissued or treasury shares of FMB Common Stock as may be necessary so that this Warrant may be exercised without additional authorization of FMB Common Stock after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of FMB Common Stock at the time outstanding. FMB further agrees (i) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder or under the Agreement by FMB, (ii) that it will use its best efforts to take all action (including (A) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and the regulations promulgated thereunder and (B) in the event that under the Bank Holding Company Act of 1956 or the Change in Bank Control Act or any other law, prior approval of the Board of Governors of the Federal Reserve System (the "Board"), the Federal Deposit Insurance Corporation ("FDIC"), or any other regulatory agency is necessary before this Warrant may be exercised, cooperating fully with the Holder in preparing any and all such applications and providing such information to the Board as such agency may require) in order to permit the Holder to exercise this Warrant and FMB duly and effectively to issue shares of FMB Common Stock hereunder, and
(iii) that it will promptly take all action necessary to protect the rights of the Holder against dilution as provided herein.

     3. Fractional Shares. FMB shall not be required to issue fractional shares of FMB Common Stock upon exercise of this Warrant but shall pay for such fraction of a share in cash or by certified or official bank check at the Exercise Price.

     4. Exchange, Transfer or Loss of Warrant. This Warrant is exchangeable or, subject to Paragraph 2 of the Investment Agreement, transferable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of FMB for other Warrants of different denominations entitling the Holder to purchase in the aggregate the same number of shares of FMB Common Stock purchasable hereunder. The term "Warrant" as used herein includes any Warrants for which this Warrant may be exchanged. Upon receipt by FMB of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, FMB will execute and deliver a new Warrant of like tenor and date.

                           B - (A)2

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                                                   Execution Copy
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     This Warrant may not be exercised or sold except in accordance with the terms of the Agreement.

     5.   Redemption.

          (A) Subject to applicable regulatory restrictions, from and after the date on which any event described in the second paragraph of Paragraph 3 of the Agreement occurs, the Holder shall have the right to require FMB to redeem this Warrant at a redemption price (the "Redemption Amount") equal to the highest of
(i) the number of shares of FMB Common Stock for which this Warrant is then exercisable (the "Conversion Number") multiplied by the Exercise Price multiplied by 110%, (ii) (x) the highest price paid or agreed to be paid for any share of FMB Common Stock by the Acquiring Person (as hereinafter defined) during the twelve months immediately preceding the date notice of the election to require redemption is given by the Holder under Paragraph 5(B)(such price to be appropriately adjusted to reflect the effect of any of the events described in Paragraph 7(A) hereof), less the Exercise Price, multiplied by (y) the Conversion Number, and (iii) in the event of the sale of all or substantially all of the assets of FMB, the Conversion Number multiplied by (x)(I) the sum of (a) the price paid for such assets, (b) the current market value of the remaining assets of FMB, as determined by a recognized investment banking firm selected by the Holder, and (c) the Exercise Price multiplied by the Conversion Number, divided by (II) the sum of the number of shares of FMB Common Stock then outstanding and the Conversion Number, less (y) the Exercise Price. If, for the purpose of this calculation or calculating the Assigned Value (as hereinafter described), the price paid consists in whole or in part of securities or assets other than cash, the value of such securities or assets shall be their then current market value as determined by a recognized investment banking firm selected by the Holder. The Holder's right to require FMB to redeem this Warrant under this Paragraph 5 shall expire at the close of business on the 180th day following the occurrence of any event described in the second paragraph of Paragraph 3 of the Agreement.

          (B) The Holder of this Warrant may exercise its right to require FMB to redeem this Warrant pursuant to this Paragraph 5 by surrendering for such purpose to FMB, at its principal office, within the period specified above, this Warrant accompanied by a written notice stating that the Holder elects to require FMB to redeem this Warrant in accordance with the provisions of this Paragraph 5. As promptly as practicable, and in any event within ten business days after the surrender of this Warrant and the receipt of such notice relating thereto, FMB shall deliver or cause to be delivered to the Holder the Redemption Amount therefor or the portion thereof which it is not then prohibited under applicable law and regulation from delivering to the Holder.

          To the extent that FMB is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from redeeming this Warrant in full, FMB shall immediately notify the Holder and thereafter deliver or cause

                           B - (A)3

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to be delivered to the Holder the portion of the Redemption Amount which it is no longer prohibited from delivering to the Holder within ten business days after the date on which FMB is no longer so prohibited; provided, however, that, at the option of the Holder, at any time after receipt of such notice, FMB shall deliver to the Holder a new Warrant evidencing the right to the Holder to purchase that number of shares of FMB Common Stock obtained by multiplying the Conversion Number in effect at such time by a fraction, the numerator of which is the Redemption Amount less the portion thereof (if any) theretofore delivered to the Holder and the denominator of which is the Redemption Amount, and FMB shall have no further obligation to redeem such new Warrant.

          (C) As used in this Warrant, the following terms have the meanings indicated:

               (a)     "Acquiring Person" shall mean any "Person"
(hereinafter defined) who or which shall be the "Beneficial Owner" (as hereinafter defined) of 15% or more of FMB Common Stock;

               (b) A "Person" shall mean any individual, firm, corporation or other entity and include as well any syndicate or group deemed to be a "person" by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended;

               (c) A Person shall be a "Beneficial Owner" of all securities:

                    (i)     which such Person or any of its
"Affiliates" (as hereinafter defined) or "Associates" (as hereinafter defined) beneficially owns, directly or indirectly; and

                    (ii)     which such Person or any of its
Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time or otherwise) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; and

               (d) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date of the Agreement.

     6.   Certain Transactions.

          (A) In case FMB (a) shall consolidate with or merge into any Person, other than the Holder or one of its Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, (b) shall permit any Person, other than

                           B - (A)4

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the Holder or one of its Affiliates, to merge into FMB and FMB shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of FMB Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or shall represent less than 50% of the shares of FMB Common Stock immediately after giving effect to the merger, or (c) shall sell or otherwise transfer all or substantially all of its assets to any Person, other than the Holder or one of its Affiliates, then, and in each such case, the agreement governing such transaction shall make proper provision so that this Warrant shall (at the option of the Holder, in whole or in part), upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, a warrant, at the option of the Holder, of either (I) the Acquiring Bank (as hereinafter defined),
(II) any company which controls the Acquiring Bank, or (III) in the case of a merger described in clause (A)(b), FMB, in which case such warrant shall be a newly issued warrant (in any such case, the "Substitute Warrant").

          (B)     The following terms have the meanings indicated:

               (a)     "Acquiring Bank" shall mean (I) the
continuing or surviving corporation of a consolidation or merger with FMB (if other than the FMB), (II) the corporation merging into FMB in a merger in which the FMB is the continuing or surviving person and in connection with which the then outstanding shares of FMB Common Stock are changed into or exchanged for stock of other securities of any other Person or cash or any other property or shall represent less than 50% of the shares of FMB Common Stock immediately after giving effect to the merger, and (III) the transferee of all or substantially all of FMB's assets, FMB or all or substantially all of the FMB's assets;

               (b) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Warrant;

               (c)     "Assigned Value" shall mean the Redemption
Price per share of FMB Common Stock (as defined in Paragraph 3 of the Agreement) multiplied by the Conversion Number;

               (d) "Average Price" shall mean the average closing price (or if unavailable, the average of the daily averages of the closing bid and asked prices) of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price (or average of the closing bid and asked prices) of a share of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if FMB is the issuer of the Substitute Warrant, the Average Price shall be computed with respect to a share of the common stock issued by the Person merging into FMB or by any company which controls such Person, as the Holder may elect. If the

                           B - (A)5

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Average Price cannot be computed as aforesaid because neither closing prices nor closing bid and asked prices are available for such one-year period, then the Average Price shall be the average fair market value of a share of Substitute Common Stock for such period (but in no event higher than the fair market value on the day preceding such consolidation, merger or sale) as determined by a recognized investment banking firm selected by HNC.

          (C) The Substitute Warrant shall have the same terms as this Warrant provided that if the terms of the Substitute Warrant cannot, for legal reasons, be the same as this Warrant, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Warrant shall also enter into an agreement with the then Holder of the Substitute Warrant in substantially the same form as the Agreement, which shall be applicable to the Substitute Warrant. For purposes of the Substitute Warrant and such agreement, any event referred to in Paragraph 2 or Paragraph 3 of the Agreement shall be deemed to have occurred when it occurred with respect to FMB.

          (D) The Substitute Warrant shall be immediately exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value divided by the Average Price. The exercise price of the Substitute Warrant per share of Substitute Common Stock shall be equal to the Exercise Price multiplied by a fraction in which the numerator is the Conversion Number and the denominator is the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable.

          (E) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Warrant be exercisable for more than 19.9% of the aggregate of the outstanding shares of Substitute Common Stock and the shares of Substitute Common Stock issuable upon exercise of the Substitute Warrant.

     7. Adjustment. The number of shares of FMB Common Stock purchasable upon the exercise of this Warrant and the Exercise
Price shall be subject to adjustment from time to time as provided in this Paragraph 7:

          (A)  (1)     In case FMB shall pay or make a dividend or
other distribution on any class of capital stock of FMB in FMB Common Stock, the number of shares of FMB Common Stock purchasable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of FMB Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution, provided, however, that in no event shall the Warrant be exercised for more than 19.9% of the shares of FMB Common Stock issued and outstanding.

                           B - (A)6

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                                                   Execution Copy
                                                         09/07/95

               (2) In case outstanding shares of FMB Common Stock shall be subdivided into a greater number of shares of FMB Common Stock, the number of shares of FMB Common Stock purchasable upon exercise of this Warrant at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of FMB Common Stock shall each be combined into a smaller number of shares of FMB Common Stock, the number of shares of FMB Common Stock purchasable upon exercise of this Warrant at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective, provided, however, that in no event shall the Warrant be exercised for more than 19.9% of the shares of FMB Common Stock issued and outstanding.

               (3)     The reclassification (excluding any
transaction in which a Substitute Warrant would be issued) of FMB Common Stock into securities (other than FMB Common Stock) and/or cash and/or other consideration shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of FMB Common Stock outstanding immediately prior to such reclassification into the number or amount of securities and/or cash and/or other consideration outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective," or "the day upon which such combination becomes effective," as the case may be, within the meaning of clause (2) above.

               (4) FMB may make such increases in the number of shares of FMB Common Stock purchasable upon exercise of this Warrant, in addition to those required by this subparagraph (A), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients.

          (B) Whenever the number of shares of FMB Common Stock purchasable upon exercise of this Warrant is adjusted as herein provided, the Exercise Price shall be adjusted by a fraction in which the numerator is equal to the number of shares of FMB Common Stock purchasable prior to the adjustment and the denominator is equal to the number of shares of FMB Common Stock purchasable after the adjustment.

          (C)     For the purpose of this Paragraph 7, the term
"FMB Common Stock" shall include any shares of FMB of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any

                           B - (A)7

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                                                   Execution Copy
                                                         09/07/95

voluntary or involuntary liquidation, dissolution or winding up of FMB and which is not subject to redemption by FMB.

     8.   Notice.

          (A) Whenever the number of shares for which this Warrant is exercisable is adjusted as provided in Paragraph 7, FMB shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of FMB, setting forth the number of shares of FMB Common Stock for which this Warrant is exercisable as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective.

          (B) Upon the occurrence of any event which results in this Warrant becoming redeemable, as provided in Paragraph 5, FMB shall promptly notify the Holder of such event; and promptly compute the Redemption Amount and furnish to the Holder a certificate, signed by a principal financial officer of FMB, setting forth the Redemption Amount and the basis and computation thereof.

          (C) Upon the occurrence of an event which results in this Warrant becoming convertible into, or exchangeable for, the Substitute Warrant, as provided in Paragraph 6, the Acquiring Bank and FMB shall promptly notify the Holder of such event; and, upon receipt from the Holder of its choice as to the issuer of the Substitute Warrant, the Acquiring Bank and FMB shall promptly compute the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable and furnish to the Holder a certificate, signed by a principal financial officer of each of the Acquiring Bank and FMB, setting forth the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable, a computation thereof and when such adjustment will become effective.

     9.   Rights of Holder.

          (A) Without limiting the foregoing or any remedies available to the Holder, it is specifically acknowledged that the Holder would not have an adequate remedy at law for any breach of the provision of this Warrant and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Warrant.

          (B) Except as provided in the third paragraph of Paragraph 1 hereof, the Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in FMB.

     10. Termination. This Warrant and the rights conferred hereby shall terminate (i) upon willful breach of the Agreement by HNC, (ii) at the Effective Time of the Merger pursuant to the Plan,
(iii) upon a valid termination of the Plan prior to the occurrence of an event described in Paragraph 2 of the Agreement or (iv) upon the failure of the shareholders of FMB to approve the Merger by the required vote at a meeting duly called

                           B - (A)8

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                                                   Execution Copy
                                                         09/07/95

and held in accordance with the requirements of Section 6.2(b) of the Agreement and Plan of Reorganization prior to the occurrence of an event described in Paragraph 2 of the Agreement and (v) to the extent this Warrant has not previously been exercised, on the later of (A) July 1, 1997 and (B) 12 months after the occurrence of an event described in Paragraph 2 of the Agreement, provided that such termination pursuant to this clause (v) shall not affect any redemption under Paragraph 5 as to which exercise under Paragraph 5(B) has previously occurred.

     11. Governing Law. This Warrant shall be governed by, and interpreted in accordance with, the substantive laws of the Commonwealth of Pennsylvania.

Dated:  September 7, 1995

[BANK SEAL]

ATTEST:                            FARMERS & MERCHANTS BANK
                                   (HONESDALE, PA.)

By: /s/ Charles P. McGinnis        By: /s/ Richard J. Shershenovich
    __________________________         ____________________________
    Charles P. McGinnis                Richard J. Shershenovich
     Corporate Secretary                President

                           B - (A)9